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October 15, 2004



The Board of Directors
Twin Disc, Incorporated
1328 Racine Street
Racine, WI  53403

Gentlemen:

This firm is counsel for Twin Disc, Incorporated ("Company"), which is the registrant in a Registration Statement under the Securities Act of 1933 on Form S-8, dated October 15, 2004, relating to the registration of 36,000 shares of the Company's common stock, no par value per share ("Shares"), to be offered and sold pursuant to the Company's 2004 Stock Incentive Plan for Non-Employee Directors.

As counsel, we are familiar with the action taken by the Company in connection with the authorization of the Shares. We have examined such records and other documents as we have deemed necessary for the opinion hereinafter expressed.

Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares described in the Registration Statement will be, when sold, legally issued by the Company, fully paid and non-assessable, except to the extent provided in Section 180.0622(2)
b), of the Wisconsin Statutes which provides, in part, that shareholders of a Wisconsin corporation are personally liable up to an amount equal to the consideration for which their shares without par value were issued for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ von BRIESEN & ROPER, s.c.








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